Exhibit 99(h)(15)

TAMARACK FUNDS TRUST (THE “TRUST”)

RBC MONEY MARKET FUNDS

(INSTITUTIONAL CLASS 1 SHARES)

SHAREHOLDER SERVICING AGREEMENT

Ladies and Gentlemen:

We are hereby inviting you, subject to the terms and conditions set forth below, to serve as the agent of your customers (“Customers”) for purposes of performing certain administrative functions in connection with purchases and redemptions of Class 1 shares of beneficial interest (the “Shares”) of various participating portfolio series (each a “Fund” and collectively the “Funds”) of the Tamarack Funds Trust (“Tamarack”) from time to time upon the order and for the account of Customers, and to provide related services to your Customers in connection with their investments in the Funds.

1.         APPOINTMENT. You hereby agree to perform certain services for Customers as hereinafter set forth. Your appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, Tamarack may enter into other shareholder servicing agreements with other financial institutions.

2.         SERVICES TO BE PERFORMED. You shall be responsible for performing shareholder account administrative and servicing functions, which shall include, without limitation, one or more of the following activities: (a) answering Customer inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to Tamarack; (b) assisting Customers in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by Tamarack; (d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with Customer orders to purchase or redeem Shares; (g) verifying and guaranteeing Customer signatures in connection with redemption orders, transfers among and changes in Customer-designated accounts; (h) providing periodic statements showing a Customer’s account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through you; (i) furnishing (either separately or on an integrated basis with other reports sent to a Customer by you) monthly and annual statements and confirmations of all purchases and redemptions of Shares in a Customer’s account; (j) transmitting proxy statements, annual reports, prospectuses and other communications from Tamarack to Customers; (k) receiving, tabulating and transmitting to Tamarack proxies executed by Customers with respect to special meetings of shareholders of Tamarack; (l) assisting in responding to regulatory inquiries regarding Customers and the Funds; and (m) providing such other related services as Tamarack or a Customer may reasonably request. You shall provide all personnel and facilities necessary in order for you to perform one or more of the functions described in this paragraph with respect to your Customers. You shall exercise reasonable care in performing all such services and shall be liable for any failure to exercise such reasonable care.

3.         FEES.

3.1.      Fees from Tamarack. In consideration for the services described in section 2 hereof and the incurring of expenses in connection therewith, you shall receive fees up to the annual rate, as set forth with respect to each Fund and Shares in Schedule A hereto, of the average daily value of all Shares owned by or for all Customers with whom you maintain a servicing relationship, such fee to be paid in arrears at the end of each calendar quarter.

3.2.      Fees from Customers. It is agreed that you may impose certain conditions on Customers, in addition to or different from those imposed by Tamarack, such as requiring a minimum initial investment or charging Customers direct fees for the same or similar services as are provided hereunder by you (which fees may either relate specifically to your services with respect to Tamarack or generally cover services not limited to those with respect to Tamarack). You shall bill Customers directly for such fees. In the event you charge Customers such fees, you shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers both of any direct fees charged to the Customer and of the fees received or to be received by you from Tamarack pursuant to section 3.1 of this Agreement. It is understood, however, that in no event shall you have recourse or access to the account of any shareholder of Tamarack except to the extent expressly authorized by law or by Tamarack or by such shareholder for payment of any direct fees referred to in this section 3.2.

4.         CAPACITY AND AUTHORITY TO ACT. You and your officers, employees and agents are not authorized to make any representations concerning Tamarack or the Shares to Customers or prospective Customers, excepting only accurate communication of factual information contained in the then-current prospectus and statement of additional information or such other communications as may be expressly authorized by Tamarack. In performing your services under this Agreement, you shall act as agent for the Customer and shall have no authority to act as agent for Tamarack. Upon request by Tamarack, you shall provide Tamarack with copies of any materials which are generally circulated by you to your Customers or prospective Customers.

5.         USE OF THE AGENT’S NAME. Tamarack shall not use your name in any prospectus, sales literature or other material relating to Tamarack in a manner not approved by you prior thereto in writing; provided, however, that your approval shall not be required for any use of your name which merely refers accurately to your appointment hereunder or that is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

6.         USE OF TAMARACK’S NAME. You shall not use the name of Tamarack (other than for internal use in connection with performing your duties under this agreement) in a manner not approved by Tamarack prior thereto in writing; provided, however, that the approval of Tamarack shall not be required for the use of Tamarack’s name in connection with communications permitted by section 4 hereof or for any use of Tamarack’s name that merely refers accurately to your role hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

7.         SECURITY. You represent and warrant that, to the best of your knowledge, the various procedures and systems that you have implemented (including provision for twenty-four hours a day restricted access) with regard to safeguarding from loss or damage attributable to fire, theft or any other cause Tamarack’s records and other data and your records, data, equipment, facilities and other property used in the performance of your obligations hereunder are adequate and that you will make such changes therein from time to time as in your judgment are required for the secure performance of your obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and Tamarack may from time to time specify the types of records and other data of Tamarack to be safeguarded in accordance with this section 7.

8.         COMPLIANCE WITH LAWS; ETC.

8.1.      You shall comply with all applicable federal and state laws and regulations, including securities laws. You hereby agree to maintain all records required by law relating to transactions on the Shares, and upon our request, or of the Trust, promptly make such of these records available to us or the Trust’s administrator as are requested. In addition, you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Trust’s administrator, to enable the Trust to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers. You represent and warrant to the Trust that the performance of all your obligations hereunder will comply with all applicable laws and regulations, the provisions of your charter documents and by-laws and all material contractual obligations binding upon you. You furthermore undertake that you will promptly inform the Trust of any change in applicable laws or regulations (or interpretations thereof) or in your charter or by-laws or material contracts which would prevent or impair full performance of any of your obligations hereunder.

8.2.      You hereby represent and warrant to us that you (A) have established and implemented policies, procedures and internal controls reasonably designed to achieve compliance with the Bank Secrecy Act (“BSA”), Office of Foreign Asset Control orders and other anti-money laundering laws and regulations applicable to you, including policies and procedures that can be reasonably expected to detect and cause the reporting of suspicious transactions under Section 5318 of BSA and customer identification procedures (“CIP”) (collectively, the “AML Program”); (B) will certify to us annually that you have implemented the AML Program in compliance with applicable law; (C) perform CIP in accordance with applicable law with respect to each Customer that invests in Shares and will report the results of such performance to us as may be reasonably requested; and (D) permit Tamarack, its agents and federal regulators, as may be reasonably requested, to access records relating to the performance of the CIP on the Customers.

9.         REPORTS. To the extent requested by Tamarack from time to time, you agree that you will provide Tamarack with a written report of the amounts expended by you pursuant to this Agreement and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to Tamarack and shall supply all information necessary for Tamarack to discharge its responsibilities under applicable laws and regulations.

10.        RECORD KEEPING.

10.1.    Section 31(a), Etc. You shall maintain records in a form acceptable to Tamarack and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of section 31(a) of the Investment Company Act 1940, as amended (the “1940 Act’), and the rules thereunder. Such records shall be deemed to be the property of Tamarack and will be made available, at Tamarack’s reasonable request, for inspection and use by Tamarack, representatives of Tamarack and governmental authorities. You agree that, for so long as you retain any records of Tamarack, you will meet all reporting requirements pursuant to the 1940 Act with respect to such records.

10.2.    Transfer of Customer Data. In the event this Agreement is terminated or a successor to you is appointed, you shall, at the expense of Tamarack, transfer to such designee as Tamarack may direct a certified list of the shareholders of Tamarack serviced by you (with name, address and tax identification or Social Security number), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence and other data established or maintained by you under this Agreement. In the event this Agreement is terminated, you will use your best efforts to cooperate in the orderly transfer of such duties and responsibilities, including assistance in the establishment of books, records and other data by the successor.

10.3.    Survival of Record-Keeping Obligations. The record-keeping obligations imposed in this section 10 shall survive the termination of this Agreement.

11.       FORCE MAJEURE. You shall not be liable or responsible for delays or errors by reason of circumstances beyond your control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, Acts of God, insurrection, war, riots or failure of communication or power supply.

12.       INDEMNIFICATION.

12.1.    Indemnification of the Agent. Tamarack shall indemnify and hold you harmless from and against any and all losses, claims, damages, liabilities and expenses incurred by you and resulting from any claim, demand, action or suit (collectively, “Claims”) brought against you and arising out of or in connection with the performance of your obligations hereunder, other than any Claim resulting from (i) the bad faith, willful malfeasance or negligence of you, your officers, employees or agents, or (ii) any breach of your obligation under this Agreement or applicable law by you, your officers, employees or agents, or (iii) any false or misleading statement contained in any communication by you to any Customer or prospective Customer not prepared by or expressly authorized by Tamarack for your use.

In any case in which Tamarack may be asked to indemnify or hold you harmless, Tamarack shall be advised of all pertinent facts concerning the situation in question and you shall use reasonable care to identify and notify Tamarack promptly concerning any situation which presents or appears likely to present a claim for indemnification against Tamarack. Tamarack shall have the option to defend you against any Claim which may be the subject of indemnification hereunder. In the event that Tamarack elects to defend against such claim the defense shall be conducted by counsel chosen by Tamarack and satisfactory to you. You may retain additional counsel at your expense. Except with the prior written consent of Tamarack, you shall not confess any Claim or make any compromise in any case in which Tamarack will be asked to indemnify you.

12.2.     Indemnification of Tamarack. You shall indemnify and hold Tamarack harmless from and against any and all losses, claims, damages, liabilities and expenses incurred by Tamarack and resulting from any Claim brought against Tamarack and resulting from (i) the bad faith, willful malfeasance or negligence of you, your officers, employees or agents, or (ii) any breach of your obligations under this Agreement or applicable law by you, your officers, employees or agents, or (iii) any false or misleading statement contained in any communication by you to any Customer or prospective Customer not prepared by or expressly authorized by Tamarack for your use.

In any case in which you may be asked to indemnify or hold Tamarack harmless, you shall be advised of all pertinent facts concerning the situation in question and Tamarack shall use reasonable care to identify and notify you promptly concerning any situation which presents or appears likely to present a claim for indemnification against you. You shall have the option to defend Tamarack against any Claim which may be the subject of indemnification hereunder. In the event that you elect to defend against such Claim, the defense shall be conducted by counsel chosen by you and satisfactory to Tamarack. Tamarack may retain additional counsel at its expense. Except with the prior written consent of the agent, Tamarack shall not confess any Claim or make any compromise in any case in which you will be asked to indemnify Tamarack.

12.3.    Survival of Indemnities. The indemnities granted by the parties in this section 12 shall survive the termination of this Agreement.

13.       INSURANCE. You shall maintain reasonable insurance coverage against any and all liabilities which may arise in connection with the performance of your duties hereunder. You shall provide information with respect to the extent of such coverage upon our request.

14.       NOTICES. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in this Agreement or at such other address as such party may have designated by written notice to the other.

15.       FURTHER ASSURANCES. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

16.       TERMINATION.

16.1.    This Agreement shall not take effect with respect to a Fund or Shares until it has been approved by votes of a majority of both (a) the Board of Trustees of Tamarack and (b) those Trustees of Tamarack who are not “interested persons” of Tamarack (as defined in the Act) and have no direct or indirect financial interest in the operation of Tamarack’s Shareholder Servicing Plan or any agreements related to it (the “Plan Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and this Agreement.

16.2.    This Agreement, once approved for a Fund or Shares, shall continue in effect for the respective Fund or Shares so long as such continuance is specifically approved at least annually with respect to the Fund and Shares in the manner provided for approval of this Agreement in Paragraph (16.1).

16.3.    This Agreement may be terminated with respect to a Fund or Shares at any time, without payment of any penalty, by vote of a majority of the Plan Trustees on not more than 60 days written notice, and shall terminate automatically in the event of its assignment. With respect to any Fund and Shares for which the Plan is not terminated, the Plan will continue in effect subject to the provisions hereof.

16.4.    Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Agreement shall provide to the Tamarack’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

16.5.    Tamarack shall preserve copes of this Agreement and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of this agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.

17.       CHANGES; AMENDMENTS. This Agreement may be changed or amended only by written instrument signed by both parties.

18.       LIMITATION OF LIABILITY. It is expressly acknowledged and agreed that the obligations of Tamarack hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of Tamarack, personally, but shall bind only the property of Tamarack. The execution and delivery of this Agreement have been authorized by the Trustees of Tamarack and signed by an officer of Tamarack, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of Tamarack.

19.       CONFIDENTIALITY. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

20.       MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with and governed by the laws of The State of Minnesota without giving effect to the conflicts of laws provisions thereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement has been executed on behalf of Tamarack by the undersigned not individually, but in the capacity indicated. This Agreement shall be effective when accepted by you below.

Please confirm your agreement hereto by signing and returning the enclosed counterpart of this Agreement at once to: Tamarack Funds Trust, 100 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402, Attention: President. Upon receipt thereof, this Agreement and such signed duplicate copy will evidence the agreement between us.

Tamarack Funds Trust

By:
Name: Title:

ACCEPTED: [NAME AND ADDRESS OF SERVICING AGENT]

By:
Name: Title:

SCHEDULE A

FUND	CLASS	EFFECTIVE DATE	MAXIMUM ANNUAL FEE RATE
RBC Prime Money Market Fund	Institutional Class 1	November [ ], 2008	0.05%
RBC U.S. Government Money Market Fund	Institutional Class 1	November [ ], 2008	0.05%
RBC Tax-Free Money Market Fund	Institutional Class 1	November [ ], 2008	0.05%